Shareholder Transaction Expenses:      Annual Fund Operating Expenses:
--------------------------------       ----------------------------------

Maximum Sales Load          0.0%                                      %
                            ----                                    -----
                                       Management Fees              1.00%
Maximum Sales Load on Rein  0.0%       12b-1 Fees                   0.00%
                            ----       Other:
Deferred Sales Load         0.0%         Transfer Agent
                            ----           and Custody              0.06%
                                         Registration               0.02%
Redemption Fee            $0.00          Postage                    0.01%
                          -----          Other Expenses             0.01%

-----
Exchange Fee                N/A
                          -----        Total Fund Operating Expenses 1.10%
                                                                     -----
                                       Assumed Annual Return:        5.00%
                                       ---------------------         -----
Computation of Performance Quotations:
Total Return Formula = P(1 + T)n = Ending Redeemable Value of
Investment

                                                  (T)
                                              Avg Annual
Initial Investment:          $10,000.00       Total Return
                             ---------       ------------

One Year (n):                   $9,798           -2.0%
                                ------           -----
Three Year (n):                $15,205           15.0%
                                ------           -----
Five Year (n):                 $26,358           21.4%
                                ------           -----
Seven Year (n):                $28,571           16.2%
                                ------           -----
Ten Year (n):                  $40,385           15.0%
                                ------           -----
Since Inception (n):          $112,318           16.5%
                                ------           -----

                                                                12/31/99

                                                                02/29/84
Inception Date of the Fund: February 29, 1984     Years:  --->14.85

       AMOUNT     SALES    BEGINNING     NET INV     ENDING     AVERAGE         ANNUAL        AGGREGATE
      INVESTED    LOAD       VALUE        INCOME      VALUE     VALUE          EXPENSES       EXPENSES
YEAR    (1)     (2)=(1)X0  (3)=(1)-(2)  (4)=(3)X5% (5)=(3)+(4) (6)=(3)+(5)/2 (7)=(6)(1.10%)      (8)
----                                       -1.10)%
 1    $10,000.00   $0.00    $10,000.00    $390.00   $10,390.00   $10,195.00    $112.15        $112.15

 2                          $10,390.00    $405.21   $10795.21    $10592.61     $116.52        $228.66

 3                          $10,795.21    $421.01   $11,216.22  $11,005.72     $121.06        $349.73

 4                          $11,216.22    $437.43   $11,653.66  $11,434.94     $125.78        $475.51

 5                          $11,653.66    $454.49   $12,108.15  $11,880.90     $130.69        $606.20

 6                          $12,108.15    $472.22   $12,580.37  $12,344.24     $135.79        $741.99

 7                          $12,580.37    $490.63   $13,071.00  $12,825.68     $141.08        $883.07

 8                          $13,071.00    $509.77   $13,580.77  $13,325.89     $146.58      $1,029.65

 9                          $13,580.77    $529.65   $14,110.42  $13,845.59     $152.30      $1,181.96

10                          $14,110.42     $550.31   $14,660.73  $14,385.57     $158.24      $1,340.20